Exhibit 10.14

March 3, 2021

Christiana Obiaya

3919 Southwestern Street

Houston, TX 77005

Dear Christiana:

It gives me great pleasure to offer you employment as Chief Financial Officer, Heliogen, Inc. (the “Company”). You will report to me, Bill Gross, Chief Executive Officer, Heliogen, Inc. As we discussed you will begin your employment on March 8, 2021 and the following terms and conditions will apply to your employment.

1.	Salary. Your salary will be $10,576.92 payable on a bi-weekly basis (annualized to $275,000 per year) in accordance with the Company’s normal payroll practices. Your salary is subject to modification during your employment in accordance with the Company’s practices, policies, or procedures.

2.	Incentive Compensation. In addition to your salary, upon approval of the Company’s Board of Directors, the Company will grant you an option to purchase 500,000 shares of the Company’s common stock pursuant to the terms provided on Attachment I (Stock Option Summary Sheet) and subject to the terms of the Company’s Stock Plan and an applicable stock option agreement between you and the Company. You understand that incentive compensation is not guaranteed.

3.	Flexible Time Off. You will be able to use Flexible Time Off (FTO) with pay during current and subsequent years of employment in accordance with the Company’s FTO policy.

4.	Benefits (Health and Welfare Plans). In addition to your compensation, if you work, on average, 20 or more hours per week, you will be eligible to receive the benefits that are generally offered to all Company employees effective the first of the month following your hire date. The program includes medical plans, dental plans, a vision plan, flexible spending accounts, disability insurance, and life and accidental death and dismemberment insurance. These programs are subject to change at the discretion of the Company.

5.	401(k) Plan. You will be eligible to participate in the Company’s 401(k) Plan on your hire date. This plan is subject to change at the discretion of the Company.

6.	Holidays. You will be paid for selected holidays in accordance with the Company’s holiday schedule. This schedule is subject to change at the discretion of the Company.

As a condition of your employment with the Company, you will furnish and will continue to furnish the Company all necessary documentation that will satisfy the requirements of the Immigration Reform and Control Act of 1986.

Your employment is expressly contingent upon the acceptable results of a background check. Any falsification of an applicant’s employment history or educational background will result in withdrawal of the offer and or termination of employment, if hired.

Your employment with the Company is at will. This means that either you or the Company may terminate your employment at any time, with or without cause and with or without notice. We both agree that any dispute arising with respect to your employment and the termination of that employment shall be conclusively settled by final and binding arbitration in accordance with the arbitration procedures described in the Employee Confidentiality and Non-Disclosure Agreement.

130 W. UNION STRET, PASADENA, CA 91103 626-585-6900 TEL 626-5335-2701 FAX

By signing this letter, you acknowledge that the terms described in this letter, together with the Employee Confidentiality and Non-Disclosure Agreement, sets forth the entire understanding between us and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of Heliogen, Inc. except that the Company may, in its sole discretion, adjust salaries, incentive compensation, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

Enclosed are the following:

1.	Attachment I — Stock Option Summary Sheet
2.	Employee Confidentiality and Non-Disclosure Agreement

Our offer is contingent on your understanding and acceptance of the agreements and practices referred to in this letter. Please acknowledge your acceptance of this offer of employment on the terms indicated by signing the enclosed copy of this letter, completing the Employee Confidentiality and Non-Disclosure Agreement and returning them to me as soon as possible. Should you have any questions, please feel free to contact me. Christiana, I am personally pleased you have chosen to accept our offer and I look forward to working with you toward our mutual success.

Sincerely,

/s/ Bill Gross
Bill Gross
Chief Executive Officer
Heliogen, Inc.

I accept the position of Chief Financial Officer, Heliogen, Inc., on the terms described within this letter.

/s/ Christiana Obiaya	3/7/21
Christiana Obiaya – SIGNATURE	DATE

ATTACHMENT I

HELIOGEN, INC.

STOCK OPTION SUMMARY SHEET

The following is a summary sheet of certain terms which apply to option grants to purchase common stock of Heliogen, Inc. (the “Company”). For complete details, please carefully review the Company’s stock plan and the applicable option agreement between you and the Company.

Exercise Price:	The purchase price per share will be equal to the fair market value of the common stock on the grant date.

Vesting:

Assuming you remain an employee, your stock option will vest with respect to 25% of the shares subject to the option on the one year anniversary of your commencement of employment and thereafter, 1/48th of the total shares each month so that the shares are fully vested on the fourth anniversary of your commencement date. Fifty percent (50%) of any unvested shares shall accelerate and become immediately vested if within six months after a Change of Control (as defined below), you are terminated by the Company other than for Cause (as defined below) or your employment is terminated by you for Good Reason (as defined below).

A “Change of Control” shall occur upon (i) any acquisition or merger of the Company where the stockholders of the Company immediately prior to such transaction hold 50% or less of the voting power of the surviving corporation or (ii) any sale of all or substantially all of the assets of the Company.

“Cause” is defined as (i) any act of fraud, embezzlement or dishonesty taken by you in connection with your job responsibilities, (ii) your conviction of or plea of guilty or nolo contendere to a felony, (iii) your willful misconduct which adversely affects or is likely to adversely affect the business and affairs of the Company, (iv) your continued willful refusal to perform your employment duties after you have received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that you have willfully refused to perform your duties or (v) your material breach of any provision of your offer letter or Employee Confidentiality and Non-Disclosure Agreement.

“Good Reason” is defined as (i) you are assigned duties materially inconsistent with, or reflecting a materially adverse change in, your compensation, position, duties, or responsibilities with the Company or (ii) the Company’s principal executive offices are relocated to a location which would require you to commute at least thirty (30) miles more each way than your commute to the Company’s principal executive offices as of the date of this Agreement.

Additional Conditions:	All option grants are subject to approval by the Company’s Board of Directors and availability under the Company’s option pool. Any stock option will be granted as of the date of approval of the grant by the Company’s Board of Directors. All option grants are subject to the terms, definitions and provisions of the Company’s stock plan and an applicable option agreement between you and the Company.